UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 9, 2018
DASAN ZHONE SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)
(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 9, 2018, upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (the “Board”) of DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), unanimously appointed Rolf Unterberger as a member of the Board to fill the existing Class II director vacancy, and unanimously nominated Mr. Unterberger for re-election at the 2018 annual meeting of stockholders. As a Class II director, Mr. Unterberger’s initial term expires at the 2018 annual meeting of stockholders.
Mr. Unterberger, 51, currently serves as Managing Director/Partner of Executive Interim Partners GmbH (a position he has held since June 2015) and as Founder and Chief Executive Officer of RMU CAPITAL GmbH, a management consulting company (a position he has held since January 2011). From June 2016 to January 2018, Mr. Unterberger also served as Chief Executive Officer of Keymile GmbH in Germany, a leading manufacturer of telecommunications systems for broadband access. From February 2012 to December 2014, Mr. Unterberger served as Chief Sales & Marketing Officer and member of the Executive Board of Frequentis AG in Austria, a safety-critical communication and information solutions supplier. From December 2008 to January 2012, Mr. Unterberger served as Executive Partner – Managing Director at Accenture GmbH, a management consultancy firm. Prior to November 2008, Mr. Unterberger held various leadership positions at Siemens AG and its affiliates, an electrical engineering and electronics equipment manufacturer, over a period of approximately 20 years. Mr. Unterberger is currently Vice Chairman of the Board of Directors of Euromicron AG, a technology company listed on the Frankfurt stock exchange, and an Advisory Board Member of Melboss Music Inc. Mr. Unterberger has held numerous prior board positions, including as Chairman of the Board of Keymile AG Switzerland from July 2016 to September 2017. Mr. Unterberger holds a mechanical engineering degree from HTL in Klagenfurt/Austria, and a bachelor degree in industrial engineering from the University of Applied Sciences in Mittweida/Germany.
    Mr. Unterberger’s appointment to the Board was approved by Michael Connors in accordance with Article V of the Amended and Restated Bylaws of the Company. Except for the foregoing, there were no arrangements or understandings between Mr. Unterberger and any other persons pursuant to which he was selected as a director. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Mr. Unterberger and the Company, and the Board has determined that Mr. Unterberger meets the applicable independence requirements of The Nasdaq Stock Market listing standards.
    In connection with his appointment to the Board, Mr. Unterberger will receive the standard compensation payable to non-employee directors under the Company’s Non-Employee Director Compensation Program, which comprises an annual cash retainer of $35,000 (pro-rated for partial years) and an annual equity grant of restricted stock units in an amount determined by dividing $65,000 by the fair market value per share on the date of grant, which restricted stock units will vest in four equal quarterly installments over the course of one year. The description of the Company’s Non-Employee Director Compensation Program is qualified in its entirety by reference to the full text of the Non-Employee Director Compensation Program, which was filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2018	DASAN Zhone Solutions, Inc.

	By:	/s/ MICHAEL GOLOMB
Michael Golomb
Chief Financial Officer